UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014 (December 4, 2014)

BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-4802	22-0760120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 847-6800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. I4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 4, 2014, Becton, Dickinson and Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), in connection with the offer and sale by the Company to the Underwriters (the “Offering”) of $750,000,000 aggregate principal amount of Floating Rate Notes due 2016, $1,250,000,000 aggregate principal amount of 1.800% Senior Notes due 2017, $1,250,000,000 aggregate principal amount of 2.675% Senior Notes due 2019, $1,750,000,000 aggregate principal amount of 3.734% Senior Notes due 2024 and $1,200,000,000 aggregate principal amount of 4.685% Senior Notes due 2044.

The Company intends to use the net proceeds from the offering, together with borrowings under its commercial paper program, borrowings under a new term loan facility, and cash on hand, to finance the acquisition of CareFusion Corporation and to pay related fees and expenses. The Company expects that the Offering will be completed on or about December 15, 2014, subject to customary closing conditions.

The foregoing description of the Underwriting Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

1.1	Underwriting Agreement, dated December 4, 2014, by and among Becton, Dickinson and Company and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY (Registrant)

By:	/s/ Gary DeFazio
Gary DeFazio
Vice President and Corporate Secretary

Date: December 9, 2014

INDEX TO EXHIBITS

Exhibit Number	Description

1.1	Underwriting Agreement, dated December 4, 2014, by and among Becton, Dickinson and Company and Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

4